News Release

Luby's, Inc.
2211 Northeast Loop 410
P.O. Box 33069
San Antonio, Texas 78265-3069
210/654-9000
www.lubys.com

For additional information contact: Adam Carter, Communications Director, 832-435-3084

FOR IMMEDIATE RELEASE

Luby's Announces Third-Quarter Results
- Quarter Focused on Implementation of Two-Year Business Plan -

SAN ANTONIO, TX - June 16, 2003 - Luby's, Inc. (NYSE: LUB) today announced the results of operations for the third quarter of fiscal 2003, which ended May 7, 2003.  Same-store sales, after adjusting for stores closed during the third quarter, declined by 3.2%.  Total Company sales, excluding discontinued operations, declined approximately 5.4% to $78.2 million for the third quarter of fiscal 2003 from $82.7 million a year ago.

"The third quarter was dominated by the final planning for and subsequent implementation of Luby's new Two-Year Business Plan," said Chris Pappas, President and CEO.  "I am proud of the employees throughout the Company that successfully began implementation of this new plan while staying focused on the important job of running our restaurants during this challenging time.  This has been an historically significant quarter for Luby's - one that we believe has positioned us for a healthier future."

On March 31, 2003, the Company announced a Two-Year Business Plan (the Plan) which involved the closure of approximately 50 underperforming restaurants.  The Company has already closed 31 restaurants as part of the Plan. In the cases where the closed restaurants are located on property owned by the Company, those properties will be sold to pay down debt.  For the foreseeable future during the time period when the Company is operating the stores marked for closure and the "core" stores that will remain in operation, the Company will provide store-level cash flow margins (defined as sales minus food cost, payroll, and occupancy and other expenses, as a percent of sales) and quarterly comparisons (on a year-over-year basis) of same-store sales for those "core" stores.  For the third quarter of 2003, the "core" stores achieved a cash flow margin of 15.3% of sales and experienced a decline of 2.7% in sales over the same quarter last year.

The Company's prime costs (food and labor) increased as a percentage of sales from 55.3% to 56.0%.  The cost of food, which increased from 25.5% last year to 27.6% this year, was partially offset by a decrease in labor, from 29.9% last year to 28.4% this year.  The increase in food costs was related primarily to efforts to implement value offerings for the customers, while the decrease in labor costs was the result of a successful labor cost-control program and lower workers' compensation expenses due to effective in-house training and safety programs.

"We have focused over the past few quarters on controlling our labor costs and have been successful," said Pappas.  "We are working closer with our suppliers to analyze purchasing information and put that information in the hands of our area leaders and restaurant managers.  We are hopeful this program will be as successful as the labor program has been."

The Company experienced higher general and administrative expenses (G&A) this quarter, in part from an increase of approximately $975,000 in professional fees that flowed from two specific events.  First, the Company conducted a fixed-asset cost segregation study related to tax depreciation.  Second, the Company paid fees to outside consultants assisting in the continued negotiations with the Company's bank group.  There was also a one-time credit in officer life insurance in the third quarter of 2002 totaling $216,000.  Excluding those items, the Company showed higher year-over-year G&A because of the need to make investments in personnel to improve the Company's labor and food costs and facilities management.

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As a result of the closure of restaurants due to the Plan, the Company recognized two charges to its earnings.  The first charge of approximately $4.1 million - shown as a provision for asset impairments - impacted the Company's Income (Loss) from Operations.  This provision includes computed write-downs to currently operating restaurants marked for closure under the Plan.

The second charge of approximately $18.9 million - shown as Discontinued Operations - included impairment charges of approximately $16 million whereby applicable restaurants closed during the third quarter were written down to their net realizable value.  Additional charges within Discontinued Operations included operating losses from those closed locations and termination costs associated with the implementation of the Plan to date, including employee terminations, lease settlements, and carrying costs of closed stores.

As noted above, the costs associated with restaurant properties specified under the business plan were captured in the Provision for Asset Impairments and Discontinued Operations.  Combined, these costs totaled $22.9 million, or $1.02 per share, of the Company's consolidated quarterly results.

Sales for the first three quarters of fiscal 2003 were $234.3 million compared with $247.5 million for the same period last year; revenues were lower in fiscal 2003 primarily due to store closures.  Excluding the effect of two additional days, same-store sales declined $8.0 million, or 3.4%, over this period.

For the first three quarters of fiscal 2003, food cost increased as a percent of sales to 28.0% from 25.2% in the prior year.  This is consistent with the quarter's food variance noted above.  Additionally, reductions in payroll and related costs also occurred year-to-date for the same reasons as noted for the quarter.  Total prime costs as a percentage of sales fell to 57.4% from 57.7% for the first three quarters of 2003 compared to the first three quarters of 2002.

Luby's provides its customers with delicious, home-style food, value pricing, and outstanding customer service at its restaurants in Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states.  The Company operated 161 locations as of the end of the third fiscal quarter.  Luby's stock is traded on the New York Stock Exchange (symbol LUB).

The Company will hold its quarterly conference call with financial analysts to discuss third-quarter 2003 results on Tuesday, June 17, at 1:30 p.m. (Central Time).  Interested investors are invited to listen to the call by dialing 877-601-3552; the required pass code is Luby's.  A replay will be available following the call through Thursday, June 26.  The replay number is 402-220-9797; a pass code is not required.

The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company's business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

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Luby's, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In thousands except per share data)

	Quarter Ended		Three Quarters Ended
	May 7,	May 8,	May 7,	May 8,
	2003	2002	2003	2002
	(84 days)	(84 days)	(252 days)	(250 days)

SALES	$78,206	$82,685	$234,311	$247,474

COSTS AND EXPENSES:
Cost of food	21,561	21,049	65,687	62,275
Payroll and related costs	22,249	24,700	68,721	80,482
Occupancy and other operating expenses	24,719	24,929	74,475	76,829
Depreciation and amortization	4,241	4,311	13,011	12,968
General and administrative expenses	6,226	4,693	16,916	15,362
Provision for asset impairments and restaurant closings	4,057	128	4,032	216

	83,053	79,810	242,842	248,132

INCOME (LOSS) FROM OPERATIONS	(4,847)	2,875	(8,531)	(658)
Interest expense	(2,298)	(2,317)	(6,475)	(7,300)
Other income, net	1,007	166	5,370	917

Income (loss) before income taxes	(6,138)	724	(9,636)	(7,041)
Provision (benefit) for income taxes	-	260	-	(2,307)

Income (loss) before discontinued operations	(6,138)	464	(9,636)	(4,734)
Discontinued operations, net of taxes	(18,852)	(638)	(21,860)	(2,947)

NET INCOME (LOSS)	$(24,990)	$(174)	$(31,496)	$(7,681)

Income (loss) per share -- before discontinued operations - basic and assuming dilution	(0.27)	0.02	(0.43)	(0.21)
Income (loss) per share -- from discontinued operations - basic and assuming dilution	(0.84)	(0.03)	(0.97)	(0.13)

Net income (loss) per share -- basic and assuming dilution	$(1.11)	$(0.01)	$(1.40)	$(0.34)

Average number of shares outstanding	22,456	22,430	22,448	22,425

Note:  Beginning with the 2002 fiscal year, the Company changed its accounting intervals from 12 calendar months to 13 four-week periods.  In that conversion fiscal year, the first, second, third, and fourth quarters of 2002 included 82, 84, 84, and 112 days, respectively.  In fiscal year 2003 and most years going forward, the first, second, and third quarters will be 84 days in length, while the fourth quarters will be 112 days.

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Luby's, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

May 7,		August 28,
	2003	2002

	(unaudited)
Assets
Current Assets:
Cash and short-term investments	$14,277	$25,706
Income tax receivable	13,422	7,245
Inventories, prepaid expenses, and other assets	6,198	6,775

Total current assets	33,897	39,726
Property held for sale	41,030	8,144
Investments and other assets	304	4,642
Property, plant, and equipment -- at cost, net	226,151	289,967

TOTAL ASSETS	$301,382	$342,479

Liabilities and shareholders' equity
Current Liabilities:
Accounts payable	$19,194	$19,077
Accrued expenses and other liabilities	18,726	21,735
Convertible subordinated notes net, related party	6,217	-
Credit-facility debt	106,144	118,448

Total current liabilities	150,281	159,260
Convertible subordinated notes, net - related party	-	5,883
Accrued claims and insurance	4,248	5,142
Deferred income taxes and other credits	11,501	5,460
Reserve for restaurant closings	2,246	3,114
Shareholders' equity	133,106	163,620

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$301,382	$342,479

The Company's operating performance is evaluated using several measures. One of those measures, EBITDA, which is derived from the Income (Loss) From Operations GAAP measurement, is used by the senior creditors and executive management in assessing liquidity because it eliminates certain nonrecurring charges.

	Quarter Ended		Three Quarters Ended
	May 7,	May 8,	May 7,	May 8,
	2003	2002	2003	2002
	(84 days)	(84 days)	(252 days)	(250 days)

	(In thousands)

Income (loss) from operations	$(4,847)	$2,875	$(8,531)	$(658)
Less excluded items:
Provision for asset impairments and restaurant closings	4,057	128	4,032	216
Depreciation and amortization	4,241	4,311	13,011	12,968
Noncash executive compensation expense	302	304	907	905

EBITDA	$3,753	$7,618	$9,419	$13,431

The Company defines EBITDA as income from operations before interest, taxes, depreciation and amortization, the provision for impairments and store closures, and the noncash portion of the CEO's and the COO's stock option compensation.  While the Company and many in the financial community consider EBITDA to be an important measure of operating performance, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States, such as operating income and net income.  In addition, the Company's definition of EBITDA is not necessarily comparable to similarly titled measures reported by other companies.

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Below, prior fiscal quarterly results have been restated to show the retroactive effect of discontinued operations per the new business plan. Restatement facilitates more meaningful comparability to the Company's current quarterly information. As customary, the Company's interim financial information as presented here and as presented historically is unaudited. As stores are closed in the future and presented in discontinued operations, quarterly and annual financial statements, where applicable, will be restated for further comparability.

Luby's, Inc.
COMPARATIVE QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In thousands)

	Quarter Ended			Year

	November 20,	February 12,	May 7,	To Date
	2002	2003	2003	Fiscal 2003
	(84 days)	(84 days)	(84 days)	(252 days)

SALES	$77,935	$78,170	$78,206	$234,311

COSTS AND EXPENSES:
Cost of food	21,778	22,348	21,561	65,687
Payroll and related costs	23,874	22,598	22,249	68,721
Occupancy and other operating expenses	25,005	24,751	24,719	74,475
Depreciation	4,369	4,401	4,241	13,011
General and administrative expenses	5,349	5,341	6,226	16,916
Provision for asset impairments and restaurant closings	(163)	138	4,057	4,032

	80,212	79,577	83,053	242,842

INCOME (LOSS) FROM OPERATIONS	(2,277)	(1,407)	(4,847)	(8,531)
Interest expense	(2,004)	(2,173)	(2,298)	(6,475)
Other income, net	2,940	1,423	1,007	5,370

Income (loss) before income taxes	(1,341)	(2,157)	(6,138)	(9,636)
Provision (benefit) for income taxes	-	-	-	-

Net income (loss) before discontinued operations	(1,341)	(2,157)	(6,138)	(9,636)
Discontinued operations, net of taxes	(1,760)	(1,248)	(18,852)	(21,860)

NET INCOME (LOSS)	$(3,101)	$(3,405)	$(24,990)	$(31,496)

	Quarter Ended			Year

	November 21,	February 13,	May 8,	To Date
	2001	2002	2002	Fiscal 2002
	(82 days)	(84 days)	(84 days)	(250 days)

SALES	$83,673	$81,116	$82,685	$247,474

COSTS AND EXPENSES:
Cost of food	21,394	19,832	21,049	62,275
Payroll and related costs	29,528	26,254	24,700	80,482
Occupancy and other operating expenses	26,916	24,984	24,929	76,829
Depreciation	4,315	4,342	4,311	12,968
General and administrative expenses	5,329	5,340	4,693	15,362
Provision for asset impairments and restaurant closings	88	-	128	216

	87,570	80,752	79,810	248,132

INCOME (LOSS) FROM OPERATIONS	(3,897)	364	2,875	(658)
Interest expense	(2,570)	(2,413)	(2,317)	(7,300)
Other income, net	445	306	166	917

Income (loss) before income taxes	(6,022)	(1,743)	724	(7,041)
Provision (benefit) for income taxes	(1,984)	(583)	260	(2,307)

Net income (loss) before discontinued operations	(4,038)	(1,160)	464	(4,734)
Discontinued operations, net of taxes	(1,307)	(1,002)	(638)	(2,947)

NET INCOME (LOSS)	$(5,345)	$(2,162)	$(174)	$(7,681)

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